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                                                                   EXHIBIT 16.1



                        [Letterhead of Ernst & Young LLP]


July 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 5 of Form 10-Q dated July 20, 2004 of Philips International Realty Corp. and are in agreement with the statements contained in the third paragraph on page 16 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

We have not conducted a review in accordance with SAS 100 "Interim Financial Information" of the first or second quarter financial statements of Philips International Realty Corp.


                                                ERNST & YOUNG LLP



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